                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the registrant  [X]

Filed by a party other than the registrant  [_]

Check the appropriate box:

[_]  Preliminary proxy statement

[X]  Definitive proxy materials

[_]  Definitive additional materials

[_]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          Autoclave Engineers, Inc..
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

                     The Board of Directors of Registrant
--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(3).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
_______________________________________________________________________

(1)  Title of each class of securities to which transactions applies:
_______________________________________________________________________

(2)  Aggregate number of securities to which transactions applies:
_______________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/
_______________________________________________________________________

(4)  Proposed maximum aggregate value of transaction:
_______________________________________________________________________
_______________________________________________________________________

[X]  Check box if any part of the fee is offset as provided by Exchange Act Rule
       0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

_______________________________________________________________________

(1)  Amount previously paid: $125
_______________________________________________________________________

(2)  Form, schedule or registration statement no.: Preliminary Schedule
     14A
_______________________________________________________________________

(3)  Filing party: Autoclave Engineers, Inc.
_______________________________________________________________________

(4)  Date filed: September 19, 1995
_______________________________________________________________________

                                    [LOGO]

       22600 SAVI RANCH PARKWAY . YORBA LINDA, CA 92687 . (714) 921-2640

               -------------------------------------------------

                           NOTICE OF ANNUAL MEETING
                              AND PROXY STATEMENT

               -------------------------------------------------

October 6, 1995

Dear Fellow Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders of Autoclave Engineers, Inc. (the "Corporation") on November 10, 1995, at 10:00 a.m., at the offices of the Corporation's wholly-owned subsidiary, Unit Instruments, Inc., 22600 Savi Ranch Parkway, Yorba Linda, California.

  I hope you will be able to join us. However, whether or not you are planning to attend the meeting, please complete, sign and return the enclosed proxy card to make certain that your shares are represented at the meeting.

Sincerely,

James C. Levinson
Chairman of the Board

Enclosure

                 NOTICE OF 1995 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

  The Annual Meeting of Shareholders of Autoclave Engineers, Inc., a Pennsylvania corporation, will be held on November 10, 1995, at 10:00 a.m., at the offices of the Corporation's wholly-owned subsidiary, Unit Instruments, Inc. ("Unit"), 22600 Savi Ranch Parkway, Yorba Linda, California, for the following purposes:

  1. To elect two members of the Corporation's five-member Board of Directors.

  2. To consider and act upon a proposal to change the Corporation's state of incorporation from Pennsylvania to California pursuant to a Plan of Merger which provides that the Corporation will be merged into its wholly-owned subsidiary, Unit Instruments, Inc.

  3. To consider and act upon a proposal to ratify the selection of the firm of Price Waterhouse LLP as auditors for the fiscal year ending May 31, 1996.

  4. To transact such other business as may properly come before the meeting and any adjournments thereof.

  Shareholders have the right to dissent from the merger and obtain payment for their shares by following the procedure described in Subchapter 15D of the Pennsylvania Business Corporation Law and summarized in "Reincorporation Merger--Appraisal Rights of Dissenting Shareholders" in the accompanying Proxy Statement.

  Shareholders entitled to notice of and to vote at the meeting shall be determined as of September 22, 1995, the record date fixed by the Board of Directors for such purpose.

                                          By Order of the Board of Directors,

                                          Gary N. Patten
                                          Secretary

October 6, 1995

                                    CONTENTS

                                                                            PAGE
                                                                            ----
Notice of Annual Meeting of Shareholders...................................   i
Proxy Statement............................................................   1
Securities Ownership of Certain Beneficial Owners and Management...........   2
Election of Directors......................................................   3
Board Meetings and Committees..............................................   4
Executive Compensation.....................................................   5
Compensation Committee Report on Executive Compensation....................  11
Performance Graph..........................................................  13
Reincorporation Merger.....................................................  14
Approval of Selection of Auditors..........................................  25
Shareholder Proposals......................................................  25
Expenses and Solicitation..................................................  25

 SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE REQUESTED TO SIGN THE
   ENCLOSED PROXY CARD AND PROMPTLY RETURN IT BY MAIL IN THE ENCLOSED STAMPED
                                   ENVELOPE.

                                PROXY STATEMENT

                             OCTOBER 6, 1995

  Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors of Autoclave Engineers, Inc. for use at the Annual Meeting of Shareholders to be held on November 10, 1995, at 10:00 a.m., at the offices of the Corporation's wholly-owned subsidiary, Unit Instruments, Inc. ("Unit"), 22600 Savi Ranch Parkway, Yorba Linda, California.

  Only shareholders of record as of September 22, 1995 will be entitled to vote at the meeting and any adjournments thereof. As of that date, 4,281,172 shares of Common Stock of the Corporation were issued and outstanding. The shareholders are entitled to one vote per share on any proposal presented at the meeting, except that they have cumulative voting rights with respect to the election of directors. Hence, each shareholder is entitled to as many votes in the election of directors as shall equal the number of his or her shares of Common Stock multiplied by the number of directors, two, to be elected, and the shareholder may cast all such votes for a single nominee or may distribute such votes between two or more nominees, as the shareholder may see fit. Shareholders are requested, by means of execution of the accompanying proxy, to grant the proxy holders discretionary authority to cumulate votes. Shareholders may vote in person or by proxy.

  In addition to the election of directors, the shareholders will consider and vote upon a Plan of Merger pursuant to which the Corporation will be merged into Unit (the "Reincorporation Merger"), and a proposal to ratify the selection of Price Waterhouse LLP as auditors, each as further described in this Proxy Statement.

  Execution of a proxy will not in any way affect a shareholder's right to attend the meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by notice to the Secretary of the Corporation at any time before it is exercised.

  The persons named as attorneys in the proxies are directors and/or officers of the Corporation. All properly executed proxies returned in time to be counted at the meeting will be voted as specified in the proxy. If no specification is made, the shares will be voted for the election of each of the Board's nominees to the Board of Directors, for approval of the Reincorporation Merger and for approval of the selection by the Board of Directors of Price Waterhouse LLP as auditors of the Corporation for its current fiscal year.

  The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to establish a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum. Directors are elected by a plurality of the votes cast by shareholders entitled to vote at the meeting. Shares represented by proxies which are marked "withhold authority" will have no effect on the outcome of the vote for election of directors. Approval of other matters requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting. Only shares that are voted in favor of a particular proposal will be counted toward achievement of a majority. Abstentions and broker non-votes have the same effect as votes against the proposal. A non-vote occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

  The Board of Directors knows of no other matter to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

  An Annual Report to Shareholders, containing financial statements for the fiscal year ended May 31, 1995, is being mailed contemporaneously with this Proxy Statement to all shareholders entitled to vote. This Proxy Statement and the form of proxy were first mailed to shareholders on or about the date hereof.

                  SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following table sets forth, as of October 1, 1995, certain information with respect to the beneficial ownership of the Corporation's Common Stock by each person known to the Corporation to be the beneficial owner of more than 5% of the outstanding shares of its Common Stock, by each director, by each executive officer named below, and by all directors and executive officers as a group:

                                     NUMBER OF SHARES            PERCENT OF
            NAME                  BENEFICIALLY OWNED (1) CORPORATION'S COMMON STOCK
            ----                  ---------------------- --------------------------
J&L Levinson Partnership.......       505,907(2)                 12.5%
  700 Louisiana Street
  Houston, TX 77002
Marilyn G. Levinson............       409,683(3)                 10.1%
The TCW Group, Inc.............       358,500                     8.8%
  865 Figueroa Street
  Los Angeles, CA 90017
The Pioneer Group..............       334,500                     8.2%
  60 State Street
  Boston, MA 02109
U.S. Bancorp...................       288,540                     7.1%
  1118 West Fifth Avenue
  Portland, OR 97202
Dimensional Fund Advisors,            224,526                     5.5%
 Inc...........................
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
James C. Levinson..............       133,496(4)                  3.3%
A. Wade Blackman, Jr...........        63,383(5)                  1.6%
Michael J. Doyle...............       121,789(6)                  3.0%
George Boyadjieff..............             0                     --
Edward Rogas, Jr...............             0                     --
John E. Lamirande..............             0(7)                  --
John W. Leggat.................             0(8)                  --
Gary N. Patten.................             0(9)                  --
Michael Saloka.................         2,854(10)                   *
Kathryn S. Tricoli.............             0(11)                 --
Nelson Urdaneta................        31,665(12)                   *
All directors and officers            353,187(13)                 8.4%
 as a group....................
 (11 persons at October 1,
 1995)

--------
*Less than 1%
(1) Unless otherwise indicated, each named person has sole voting and investment power over the shares beneficially owned by such person.
(2) J & Levinson Partnership is a general partnership of which James C. Levinson and Marilyn G. Levinson are the sole general partners.

(3) Includes 3,265 shares which Mrs. Levinson has the right to acquire by the exercise of stock options that are currently exercisable or will become exercisable within 60 days of October 1, 1995 and 406,418 shares which Mrs. Levinson may be deemed to beneficially own through her partnership interest in the J & L Levinson Partnership.

(4) Includes 34,007 shares which Mr. Levinson has the right to acquire by exercise of stock options that are currently exercisable or will become exercisable within 60 days of October 1, 1995, and 99,489 shares which Mr. Levinson may be deemed to beneficially own through his partnership interest in the J & L Levinson Partnership. Does not include 406,418 shares owned by Mr. Levinson's wife, Marilyn G. Levinson, through her partnership interest in the J & L Levinson Partnership, as to which Mr. Levinson disclaims beneficial ownership.
                                        (footnotes continued on following page)

 (5) Includes 63,383 shares which Mr. Blackman has the right to acquire by the exercise of stock options that are currently exercisable or will become exercisable within 60 days of October 1, 1995.
 (6) Includes 33,712 shares which Mr. Doyle has the right to acquire by the exercise of stock options that are currently exercisable or will become exercisable within 60 days of October 1, 1995. Does not include 150,000 shares which Mr. Doyle has the right to acquire by the exercise of stock options that become exercisable more than 60 days after October 1, 1995.
 (7) Does not include 35,110 shares which Mr. Lamirande has the right to acquire by the exercise of stock options that become exercisable more than 60 days after October 1, 1995.
 (8) Does not include 35,110 shares which Mr. Leggat has the right to acquire by the exercise of stock options that become exercisable more than 60 days after October 1, 1995.
 (9) Does not include 42,220 shares which Mr. Patten has the right to acquire by the exercise of stock options that become exercisable more than 60 days after October 1, 1995.
(10) Consists of 2,854 shares which Mr. Saloka has the right to acquire by the exercise of stock options that are currently exercisable or will become exercisable within 60 days of October 1, 1995. Does not include 42,220 shares which Mr. Saloka has the right to acquire by the exercise of stock options that become exercisable more than 60 days after October 1, 1995.
(11) Does not include 21,665 shares which Ms. Tricoli has the right to acquire by the exercise of stock options that become exercisable more than 60 days after October 1, 1995.
(12) Consists of 31,665 shares which Mr. Urdaneta has the right to acquire by the exercise of stock options that are currently exercisable or will become exercisable within 60 days of October 1, 1995. Does not include 31,665 shares which Mr. Urdaneta has the right to acquire by the exercise of stock options that become exercisable more than 60 days after October 1, 1995.
(13) Includes 165,621 shares which the executive officers and directors of the Corporation have the right to acquire by the exercise of stock options that are currently exercisable or will become exercisable within 60 days of October 1, 1995. Does not include shares beneficially owned by four former executive officers of the Corporation, each of whom own less than 1% of the Corporation's outstanding Common Stock, as set forth below:

     NAME                                                                 SHARES
     ----                                                                 ------
     William F. Schilling................................................ 38,050
     John G. Sontag...................................................... 27,691
     Thomas C. Guelcher.................................................. 15,650
     Jean-Claude Pineau..................................................  5,565

                             ELECTION OF DIRECTORS

  The Board of Directors is currently divided into three classes. Directors are generally elected for terms of three years and until their successors are elected and have qualified. The terms of each class expire in successive years at the Annual Meeting of Shareholders. Two directors are to be elected at the 1995 Annual Meeting of Shareholders for a term of three years. The nominees for election are James C. Levinson and A. Wade Blackman, Jr., each of whom is currently a director of the Corporation. If the Reincorporation Merger is approved by the shareholders, the Board of Directors of Unit as the surviving corporation will consist of Messrs. Levinson and Blackman, assuming they are elected at the meeting, as well as the other current members of the Board of Directors, namely Michael J. Doyle, George Boyadjieff and Edward Rogas, Jr. In such event, the Board of Directors will no longer be classified, and each member of the Board of Directors will stand for election annually beginning with the 1996 Annual Meeting of Shareholders.

  Directors are elected by a plurality of all votes cast. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual nominee or for both nominees will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the nominees named above. The Board of Directors knows of no reason why either nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for a lesser number of nominees.

  The following table sets forth the names of all directors of the Corporation, their ages, their positions with the Corporation and the respective years in which their terms of office expire.

                                                     POSITIONS WITH       TERM
                   NAME                     AGE     THE CORPORATION      EXPIRES
                   ----                     ---     ---------------      -------
James C. Levinson(1).......................  67 Chairman of the Board     1995
                                                 of Directors
A. Wade Blackman, Jr.(2)...................  67 Director                  1995
Michael J. Doyle...........................  42 Director, President and   1996
                                                 Chief Executive Officer
George Boyadjieff(2).......................  55 Director                  1997
Edward Rogas, Jr.(1)(2)....................  55 Director                  1996

--------
(1) Member of the Compensation Committee of the Board of Directors.
(2) Member of the Audit Committee of the Board of Directors.

  Mr. Levinson, currently Chairman and formerly President and Chief Executive Officer of the Corporation, has served as a director of the Corporation since 1961.

  Mr. Blackman has served as a director of the Corporation since 1984. He is President of Farmington Capital Management Corporation, a private investment company, and a former Managing General Partner of American Research & Development Inc., a venture capital firm.

  Mr. Doyle became the President and Chief Executive Officer of the Corporation in September 1995. He is also President and Chief Executive Officer of Unit, the Corporation's wholly owned subsidiary which manufactures mass-flow controllers for use in the semiconductor industry, since 1980. He has also served as a director of the Corporation since 1984.

  Mr Boyadjieff was appointed a director of the Corporation at the Board meeting held on September 27, 1995. He is President and Chief Executive Officer of Varco International, Inc. ("Varco"), a leading manufacturer of products used in the international oil and gas well industry. Mr. Boyadjieff has been associated with Varco for 25 years and has served in a variety of technical and executive positions. He is also a director of Varco.

  Mr. Rogas was appointed a director of the Corporation at the Board meeting held on September 27, 1995. He is Vice President, Semiconductor Test Group, of Teradyne, Inc. ("Teradyne"), a leading manufacturer of semiconductor, circuit-board and telecommunications test systems. Mr. Rogas has been associated with Teradyne since 1976 in various management and executive positions.

                         BOARD MEETINGS AND COMMITTEES

  The Board of Directors held seven meetings in fiscal 1995. Each incumbent director attended at least 75% of the meetings of the Board and Committees of the Board on which he served during that period.

  The Board of Directors has three Committees: the Executive Committee, the Compensation Committee and the Audit Committee. The Corporation does not have a nominating committee.

  The Executive Committee, which did not meet in fiscal 1995, has the power to exercise all of the powers of the Board of Directors in the management and business affairs of the Corporation in the intervals between meetings of the full Board of Directors. The Board of Directors, at its September 27, 1995 meeting, determined not to continue the Executive Committee. Unit, following the Reincorporation Merger, will not have an Executive Committee.

  The Compensation Committee, which held four meetings in fiscal 1995, determines the compensation of the executive officers of the Corporation and administers the Corporation's stock plans.

  The Audit Committee, which held two meetings in fiscal 1995, reviews the scope and results of the audit by the independent auditors and makes recommendations to the Board of Directors as to the selection of independent auditors for each fiscal year. It also reviews systems of internal control and accounting policies and procedures and, should the need arise, would direct and supervise investigations into matters within the scope of its duties.

                            EXECUTIVE COMPENSATION

  The following table sets forth the annual and long-term compensation for services in all capacities with the Corporation and its subsidiaries for the fiscal years ended May 31, 1995, 1994 and 1993, of those persons who were at May 31, 1995 (i) the chief executive officer; (ii) the other four most highly compensated executive officers; and (iii) any executive officers, up to a maximum of two, who departed during the year but who would have been among the four most highly compensated officers of the Corporation (collectively, the "Named Officers"). Mr. Jean-Claude Pineau, who is listed in the table, served as President of Burton-Corblin S. A. prior to divestiture of that corporation by the Corporation in January 1995; compensation data for Mr. Pineau in the table relates to the period of time during the fiscal year that Burton-Corblin
S. A. was owned by the Corporation. Messrs. Schilling, Guelcher and Sontag, each of whom are included in the following tables, resigned as of September 27, 1995 upon consummation of the sale by the Corporation of the Autoclave Engineers Group in September 1995.

                          SUMMARY COMPENSATION TABLE

                                                                   ANNUAL
                                                              COMPENSATION(1)
                                                             ------------------
    NAME AND PRINCIPAL POSITION                         YEAR  SALARY  BONUS (3)
    ---------------------------                         ---- -------- ---------
William F. Schilling................................... 1995 $191,796 $145,725
 Chief Executive Officer,                               1994 $181,908 $ 55,500
 President and Director                                 1993 $171,600        0
James C. Levinson...................................... 1995 $127,795        0
 Chairman and Director                                  1994 $135,384        0
                                                        1993 $220,000        0
Michael J. Doyle....................................... 1995 $160,937 $ 97,125
 President of Unit and Director                         1994 $135,608 $ 62,613
                                                        1993 $131,886        0
Thomas C. Guelcher .................................... 1995 $131,000 $ 68,775
 Vice President of Corporate                            1994 $127,930 $ 27,510
 Development and Chief Financial Officer                1993 $114,615        0

John G. Sontag......................................... 1995 $110,532 $ 44,620
 Corporate Treasurer,                                   1994 $107,692 $ 13,248
 Secretary and Controller                               1993 $102,307        0
Jean-Claude Pineau..................................... 1995 $134,295 $217,152
 President of                                           1994 $149,365 $ 31,270
 Burton Corblin, S.A.                                   1993 $139,136        0

                                                  (footnotes on following page)

                                         LONG-TERM
                                      COMPENSATION (2)
                                      ----------------
                                           AWARDS      PAYOUTS
                                      ---------------- -------
                                         SECURITIES
                                         UNDERLYING
                                          OPTIONS/      LTIP    ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR       SARS       PAYOUT  COMPENSATION
  ---------------------------    ---- ---------------- ------- ------------
William F. Schilling............ 1995         0            0     $742,422(5)(6)
 Chief Executive Officer,        1994         0            0            0
 President and Director          1993         0            0            0
James C. Levinson............... 1995         0            0            0
 Chairman and Director           1994         0            0            0
                                 1993         0            0            0
Michael J. Doyle................ 1995         0            0     $ 11,250(4)
 President of Unit and Director  1994         0            0     $  8,820(4)
                                 1993         0            0     $  8,400(4)
Thomas C. Guelcher.............. 1995         0            0     $403,776(5)
 V. P. of Corporate Development  1994         0            0            0
 and
 Chief Financial Officer........ 1993         0            0            0
John G. Sontag                   1995         0            0     $324,775(5)
 Corporate Treasurer, Secretary  1994         0            0            0
 and
 Controller..................... 1993         0            0            0
Jean-Claude Pineau               1995         0            0            0
 President of                    1994         0            0            0
 Burton Corblin, S.A............ 1993         0            0            0

--------
(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported.
(2) The Corporation did not grant any restricted stock awards or stock appreciation rights (SARs) during the fiscal years ended May 31, 1995, 1994 and 1993.
(3) Includes bonus payments earned by the Named Officers in the year indicated, for services rendered in such year, which were paid in the next subsequent year.
(4) Consists of contribution of $11,250 in 1995, $8,820 in 1994 and $8,400 in 1993 by Unit for account of Mr. Doyle pursuant to Unit's 401(k) plan.
(5) Represents severance costs accrued in 1995 which will be payable in the next fiscal year as part of the Corporation's restructuring and transferring of all corporate activities from Erie, Pennsylvania to Yorba Linda, California.
(6) Includes a $225,000 special incentive payment.

COMPENSATION OF DIRECTORS

  Directors of the Corporation, other than those who are employees of the Corporation, currently receive $1,000 for each attended meeting of the Board. Directors also receive $1,000 for each committee meeting attended unless such meeting is held within one day of a meeting of the Board of Directors, in which case compensation is at the rate of $500 for each committee meeting. Directors are also reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings and other services as a director.

  Beginning September 1, 1993, each director who is neither an employee nor an officer of the Corporation or its subsidiaries is automatically granted as additional compensation an option to purchase a number of shares of the Corporation's Common Stock as further described herein under "1990 Non-Employee Director Stock Option Plan."

STOCK OPTIONS

  The 1987 Stock Plan (the "1987 Plan") was adopted by the Board of Directors of the Corporation on June 18, 1987 and approved by the shareholders on September 30, 1987. Prior to the 1990 Annual Meeting of Shareholders, a total of 605,000 shares of the Corporation's Common Stock (subject to adjustment in certain events) was authorized for issuance under the 1987 Plan (after giving effect to two 10% stock dividends which occurred subsequent to adoption of the 1987 Plan). At the 1990 Annual Meeting of Shareholders, an amendment to the 1987 Plan was approved which increased the number of shares of Common Stock authorized for issuance thereunder to 1,600,000 shares. Under the 1987 Plan, employees may be awarded incentive stock options ("ISO" or "ISOs"), as defined in Section 422(b) (formerly Section 422A(b)) of the Internal Revenue Code of 1986, as amended (the "Code"), and directors, officers, employees and consultants of the Corporation may be granted (i) options which do not qualify as ISOs ("Non-qualified Option" or "Nonqualified Options" and, together with ISO or ISOs, are sometimes collectively referred to herein as "Options"), (ii) awards of stock in the Corporation, and (iii) opportunities to make direct purchases of stock in the Corporation. As of October 1, 1995, stock options had been granted under the 1987 Plan to the following officers and in the following aggregate amounts: Mr. Levinson, 34,007 shares; Dr. Schilling, 37,050 shares; Mr. Doyle, 33,712 shares; Mr. Saloka, 2,854 shares; Mr. Guelcher, 12,550 shares; Mr. Sontag, 22,691 shares; Mr. Pineau, 0 shares; and all executive officers as a group, 142,854 shares. The exercise prices of such options range from $5.89 to $9.09 per share. The foregoing amounts do not include the following stock options granted in August 1995 at an exercise price of $12.625 to the following officers of Unit: Mr. Doyle, 150,000 shares; Mr. Lamarande, 35,110 shares; Mr. Leggat, 35,110 shares; Mr. Patten, 42,220 shares; Mr. Saloka, 42,220 shares; Ms. Tricoli, 21,665 shares; Mr. Urdaneta, 63,330 shares; and an aggregate of 30,000 shares to other non-officer employees of Unit.

OPTION GRANTS IN THE LAST FISCAL YEAR

  During the fiscal year ended May 31, 1995, there were no grants of stock options pursuant to the 1987 Plan to the Named Officers as reflected in the Summary Compensation Table above.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  The following table sets forth information with respect to options to purchase the Corporation's Common Stock granted under the 1987 Stock Option Plan, including (i) the number of shares purchased upon exercise of options in fiscal 1995, (ii) the net value realized upon such exercise, (iii) the number of unexercised options outstanding at May 31, 1995 and (iv) the value of such unexercised options at May 31, 1995:

                        AGGREGATED OPTION/SAR EXERCISES
              IN LAST FISCAL YEAR AND MAY 31, 1995 OPTION VALUES

                                                                         VALUE OF IN-THE-
                           SHARES                        NUMBER OF            MONEY
                         ACQUIRED ON                UNEXERCISED OPTIONS OPTIONS AT 5/31/95
          NAME            EXERCISE   VALUE REALIZED    AT 5/31/95(2)    EXERCISABLE(1)(2)
          ----           ----------- -------------- ------------------- ------------------
W. F. Schilling.........        0             0           37,050             $198,485
J. C. Levinson..........        0             0           34,007             $206,359
M. J. Doyle.............        0             0           33,712             $205,350
T. C. Guelcher..........        0             0           12,550             $ 56,475
J. G. Sontag............        0             0           22,691             $142,656
J-C Pineau..............    4,355       $19,754                0                    0

--------
(1) Value is based on the difference between option exercise price and the fair market value at 1995 fiscal year-end ($12.50 per share as quoted on the NASDAQ National Market System) multiplied by the number of shares underlying the option.
(2) All options are exercisable at May 31, 1995.

  Options under the 1987 Plan to purchase an aggregate of 37,000 shares of Common Stock were granted by the Board of Directors to all employees as a group during the three fiscal years ended May 31, 1995, at an average per share exercise price of $6.66. Options to purchase 50,000 shares of Common Stock at a per share exercise price of $11.25 were granted by the Board of Directors under the 1987 Plan to one director, Mr. Blackman, for being Chairman of a Special Study Committee of the Board of Directors which performed oversight of a strategic planning advisory project during the fiscal year ended May 31, 1995. At October 1, 1995, options to purchase 643,735 shares remained available for grant under the 1987 Plan.

1990 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

  In August 1990, the Board of Directors adopted a stock option plan (the "1990 Director Plan") for directors authorizing the grant of options for up to 100,000 shares of Common Stock. The 1990 Director Plan was approved by the shareholders of the Corporation in September 1990. Options are granted pursuant to the 1990 Director Plan only to members of the Board of Directors of the Corporation who are not employees or officers of the Corporation or its subsidiaries ("outside directors"). Each outside director is automatically granted on September 1 of each year, without further action by the Board of Directors, an option to purchase one thousand (1,000) shares of the Corporation's Common Stock, provided that such director shall have served as a director since at least December 31 of the preceding year. The exercise price per share of options granted under the 1990 Director Plan is 100% of the fair market value of the Corporation's Common Stock on the date the option is granted. The 1990 Director Plan requires that options granted thereunder will expire on the date which is ten (10) years from the date of grant.

  In September 1992, the shareholders approved two amendments to the 1990 Director Plan. The authorized number of options was increased to 250,000. The second amendment provided for each outside director to be automatically granted, on September 1 of each year beginning in 1993, an additional option to purchase a number of shares of the Corporation's Common Stock equal to a fraction, the numerator of which is $1,500 times the number of full fiscal quarters during which such person served as a director during the preceding 12 months, and the denominator of which is 25% of the fair market value of the Common Stock on the date the option is granted.

  As of October 1, 1995, 86,563 options had been granted to ten present or former directors of the Corporation under the 1990 Director Plan at per-share exercise prices that range from $7.00 to $15.375. Of the total, 23,643 options were granted at the exercise price of $8.50 per share to seven directors during the year ended May 31, 1995, and 17,920 options were granted at the exercise price of $15.375 to seven directors on September 1, 1995. One former director exercised 2,000 options in June 1995 at an exercise price of $7.25 per share.

  The aggregate number of shares of Common Stock subject to options under the 1990 Director Plan, as of October 1, 1995, was 84,563 shares.

DEFERRED COMPENSATION AGREEMENTS

  The Corporation has deferred compensation agreements with certain key employees, including Messrs. Levinson, Schilling, Doyle and Guelcher. Under the agreements, the Corporation will make fixed monthly post-retirement payments to such employees until their death, in amounts based upon the employees' annual salaries at the time of retirement. Pursuant to such agreements, the employees have agreed to refrain from competing with the Corporation, to maintain the confidentiality of the Corporation's trade secrets and to renounce all personal interest in patents, know-how and other intellectual property developed by them during their employment by the Corporation.

INVOLUNTARY SEVERANCE AGREEMENTS

  In May 1994, the Corporation entered into agreements with thirteen officers of the Corporation and its subsidiaries, including the Chief Executive Officer and each of the Named Officers (except for Messrs. Levinson and Pineau), providing severance benefits in the event they are terminated within two years following a change in control of the Corporation. Pursuant to such agreements, a change in control occurs (i) when any person becomes the beneficial owner of securities of the Corporation representing more than 20% of the combined voting power of the Corporation's then outstanding securities; (ii) if, during any period of two consecutive years, individuals who constitute the Board of Directors cease to constitute a majority of the Board of Directors; (iii) if all or substantially all of the Corporation's assets, or the assets of the operating group in which the officer is employed, or more than 50% of the Corporation's operating assets are sold or transferred to a third party; (iv) if the Corporation consolidates or merges with another corporation and the Corporation is not the survivor; or
(v) if the Corporation no longer has a class of securities registered pursuant to Section 12 of the Exchange Act. The agreements provide that if the officer is terminated following a change in control of the Corporation, the Corporation shall pay such officer a sum equal to two times his or her annual salary and bonus paid during the twelve-month period immediately preceding the termination, vest the officer in any unvested benefits under any retirement or deferred compensation plan in which the officer participates, and pay for a two year continuation of such officer's health, life, disability and accident insurance. However, the agreements provide that to the extent such benefits would constitute an "excess parachute payment" under Section 28OG of the Internal Revenue Code of 1986, the severance payments payable thereunder shall be reduced.

  The divestiture by the Corporation of Burton-Corblin S. A., together with the divestiture of the Autoclave Engineers Group, together constituted a change in control of the Corporation within the meaning of the agreements. The Corporation, therefore, has become obligated to pay the severance benefits required by the agreements to Messrs. Schilling, Guelcher and Sontag. These amounts are reflected in the compensation tables above.

  In connection with the divestiture of the Autoclave Engineers Group, the Corporation entered into involuntary severance agreements with Mr. Doyle and six other employees of Unit. Mr. Doyle's agreement supersedes his existing agreement described above. The new agreements have similar terms and conditions to those described above, except that the change in control provisions do not give effect to the divestitures described above.

PENSION PLAN

  The Corporation maintains a defined benefit pension plan (the "Pension Plan") covering all employees (other than employees of Unit) who meet general eligibility requirements and who agree to contribute 3% of their salary to the plan. To be eligible, an employee must be 21 years old and complete 1,000 hours of service. The benefits are computed by a formula which takes into account an employee's years of service and a percentage of his or her average monthly compensation. The average monthly compensation is determined by averaging the compensation for the employee's highest five calendar years of earnings. Compensation covered by the Pension Plan includes salaries and annual bonuses.

  An employee may retire after reaching the age of 55 and completing ten years service; however, benefits are reduced if such retirement precedes age 65.

  The following table sets forth the estimated annual benefits payable on normal retirement at age 65 under the Pension Plan:

ANNUAL AVERAGE OF
HIGHEST FIVE CALENDAR                              ANNUAL PENSION
YEARS OF COMPENSATION                    COVERED YEARS OF SERVICE AT AGE 65
---------------------                   ---------------------------------------
                                  15       20        25     30 (MAXIMUM)
                                ------- --------- --------- ----------------
$75,000........................ $15,187 $  20,250 $  25,312   $  30,375
100,000........................  20,250    27,000    33,750      40,500
125,000........................  25,312    33,750    42,187      50,625
150,000........................  30,375    40,500    50,625      60,750
175,000........................  35,437    47,250    59,062      70,875
200,000........................  40,500    54,000    67,500      81,000
225,000........................  45,562    60,750    75,937      91,125

  Pensions shown in the table are straight-life annuity amounts notwithstanding the availability of joint-and-survivorship pensions at a reduced rate.

  As of May 31, 1995, Mr. Levinson had 27 credited years of service under the Pension Plan, Dr. Schilling had five credited years of service, Mr. Guelcher had six credited years of service and Mr. Sontag had 12 credited years of service. The compensation covered by the Pension Plan for each of these persons in fiscal 1995 was approximately equal to the applicable amount set forth in the preceding Summary Compensation Table.

  In connection with the divestiture of the Autoclave Engineers Group, the purchaser of the group assumed the obligations of the Corporation under the Pension Plan.

BONUS PLAN

  Management employees of the Corporation participate in the Corporation's Annual Incentive Compensation Plan (the "Incentive Compensation Plan"). Under the Incentive Compensation Plan, management employees are eligible to receive cash payments according to a weighted average formula based upon corporate, group and individual performance. Such amounts are generally to be paid within two and one-half months after the end of the fiscal year in which they are earned. Annual administration of the Incentive Compensation Plan, including establishment of corporate objectives, participants, awards and payments, is based upon recommendations made by the Corporation's President for approval by the Compensation Committee and the Board of Directors. The Summary Compensation Table set forth above includes amounts earned under the Incentive Compensation Plan for performance during fiscal 1995.

  The Corporation has also from time to time paid discretionary bonuses as deemed appropriate by the Board of Directors.

UNIT PROFIT SHARING PLAN

  Unit has a qualified profit sharing 401(k) plan (the "Unit Profit Sharing Plan") for substantially all of its employees who meet certain age and length of service requirements. Contributions equal to 50% of the participants' contributions are made by Unit to the plan. Such contributions by Unit are limited to 3% of a participant's compensation. Additional contributions may be made by Unit at the discretion of Unit's Board of Directors. Contributions to the plan in fiscal 1995 were $564,000. The Summary Compensation Table set forth above includes amounts accrued under the Unit Profit Sharing Plan during fiscal 1995.

INCENTIVE PLAN

  Key management employees of the Corporation are eligible to participate in the Corporation's Long-Term Incentive Plan (the "Plan") which is administered by the Compensation Committee of the Board of Directors. Under the Plan, management employees are eligible to receive awards in the form of cash and restricted stock awarded pursuant to the 1987 Plan. Award levels are determined by comparing actual economic value created (defined as cash flow return in excess of cost of capital multiplied by investment) to goals approved by the Compensation Committee. Participation of key management employees in the Plan and the proportions of cash and restricted stock to be included in awards are subject to the discretion of the Compensation Committee. The cash component of any award under the Plan cannot exceed one-half of the award amount. Awards under the Plan are generally to be paid within two and one-half months after the end of the last fiscal year of the three-year performance period to which the award related.

  In January 1995, the Corporation entered into an incentive agreement with Mr. Pineau providing for aggregate payments of $217,152 upon consummation of the sale of Burton Corblin, S.A., provided he was an employee on the closing date. A partial payment of that amount was made to Mr. Pineau in connection with the closing of the sale transaction, with the balance due in February 1996.

OTHER TRANSACTIONS

  During fiscal 1995, the law firm of Eckert Seamans Cherin & Mellott, of which W. Gregg Kerr, a former director, was a partner until December 31, 1994 and is currently special counsel, rendered professional services to the Corporation.

  The Corporation has loan agreements with PNC Bank, N.A. Edward P. Junker III, a former director of the Corporation, is Vice Chairman of PNC Bank. As of May 31, 1995, the total amount outstanding on these loans was $903,144 with maturities through 1998. At May 31, 1995, these loans bore interest from 7.25% to 9.50% per annum. Payments are due in monthly installments of approximately $40,000, including interest.

  During fiscal 1995, Mr. Blackman, a director of the Corporation, received 50,000 stock options under the 1987 Stock Plan for acting as Chairman of a Special Study Committee of the Board of Directors which performed oversight of a strategic planning advisory project.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

  The Compensation Committee (the "Committee") of the Board of Directors, composed entirely of directors who have never served as employees or officers of the Corporation, is responsible for establishing the compensation of the Chief Executive Officer and setting policy for compensation for senior management of the Corporation. The members of the Compensation Committee bring expertise in matters relating to executive compensation to their service on the Compensation Committee gained through their experience on other Boards of Directors of public and private companies.

  The Committee, pursuant to its charter and at the direction of the Board of Directors, endeavors to ensure that the senior management compensation program fairly compensates executives for their performance, provides incentives which attract and retain key executives and instills a sense of teamwork and ownership consistent with shareholder interests. The program is designed to provide competitive compensation with strong emphasis on pay for performance.

  The senior management compensation program consists of two elements: (1) an annual component (i.e., base salary and bonus); and (2) a long-term component consisting of stock options and awards of cash and restricted stock. The structure emphasizes variable rather than fixed compensation opportunities, in which performance achievements that contribute to growth in shareholder value will provide extraordinary awards. The program endeavors to provide a total compensation structure which compares favorably in form and substance to the average compensation provided by the Corporation's principal competition.

BASE SALARY

  The Committee uses an executive salary range structure to determine a base salary range for each senior management position. This salary range structure which was developed by an independent personnel consultant is updated periodically by the same consultant. A variety of data sources are used to estimate the competitive market practices relevant to the Corporation, including published compensation surveys as well as proprietary surveys conducted by the consultant on behalf of his clients. In comparing the market data, special consideration is made to reflect the Corporation's internal organizational structure and positional responsibilities with like positions in comparably sized companies. An executive's base salary level within this salary range is determined based on the individual's contribution to company performance, as well as qualitative factors bearing on an individual's experience, responsibilities, and management and leadership abilities. The officers' base salary for fiscal 1995 is shown under the heading "Salary" in the Summary Compensation Table.

ANNUAL BONUS

  The annual bonus plan is designed to reward key executives and motivate them to meet or exceed annual income targets established by the Committee and approved by the Board of Directors. These annual targets are aggressive and challenging and may be different from the annual budget. Specifically, a net income target is established for the Corporation and operating profit targets are established for each of the operating companies. Bonuses for corporate executives are based on the corporate target. The bonus for operating company presidents is weighted 20% on corporate performance and 80% on the performance for each president's operation. These officers are active participants in the establishment of corporate goals and objectives; hence, the Committee believes it is appropriate that a portion of their bonus be based on corporate performance. Other operating company executives participating in the plan earn bonuses based solely on the performance of the operating company by which they are employed. Award opportunities for participants are based on the individual participant's job responsibility and range from 15% to 50% of base salary when annual targets are achieved. Actual performance must attain a threshold percentage of target in order to qualify for any bonus award. This threshold is generally established at 85%, although the Committee has the discretion to use a different target. In like manner, the Committee has the discretion to exclude the financial impact of certain extraordinary transactions in determining attainment of performance objectives. When the threshold level is achieved, the bonus paid is normally 20% of the target bonus. If actual performance exceeds targeted levels, award opportunities can be increased as much as 50% with the actual increase dictated by the extent to which the target is exceeded. Bonuses shown in the bonus column of the Summary Compensation Table reflect amounts earned subject to the foregoing provisions.

LONG-TERM INCENTIVE

  The long-term compensation program consists of stock options and a combination of cash and restricted stock. The cash and restricted stock may be awarded under the Corporation's Long-Term Incentive Plan if economic value creation goals are met. These goals are a by-product of the three-year plans of the Corporation and the operating companies. Determination of economic value is a two-step process. First, cash flow return on total capital is calculated and compared to the cost of capital. If this return exceeds the cost of capital, economic value has been created. Actual economic value then is computed by multiplying total capital by the incremental return in excess of the cost of capital. The plan is designed in this manner to assure alignment of the long-term economic interests of management with those of shareholders. Awards ranging from 20% to 75% of base salary, depending on a participant's job responsibility, are made at the end of three-year performance periods if actual economic value created meets targeted levels. As with the annual bonus plan, awards less than or greater than the targeted level are possible, depending on actual economic value added as a percentage of target. Threshold and maximum award opportunities are the same as those provided under the annual bonus plan. A maximum of one-half the award amount earned is payable in cash, with the remainder being paid in restricted stock. Such stock awards must be held for a period of one year, and the recipient must remain an employee of the Corporation throughout the one-year period. There were no awards earned for the 1993-1995 plan cycle.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION EXPENSES

  The Revenue Reconciliation Act of 1993 limits the Corporation's ability to deduct for federal income tax purposes compensation in excess of $1,000,000 per executive for the Chief Executive Officer and four additional executive officers who are highest paid and employed at year end, except to the extent such excess constitutes performance-based compensation. The policy of the Board of Directors and the Compensation Committee is to qualify future compensation arrangements to ensure deductibility, except in those limited cases where stockholder value is maximized by an alternative approach.

                   SUBMITTED BY THE COMPENSATION COMMITTEE:

  Edward P. Junker, III        Carl J. Schlemmer          George H. Schofield

As of September 27, 1995

                               PERFORMANCE GRAPH

  The following graph compares the yearly percentage change in the cumulative total shareholder return on the Corporation's Common Stock during the five fiscal years ended May 31, 1995 with the cumulative total return on (i) the NASDAQ U.S. Stock Index, a composite index of the NASDAQ Stock Market prepared by Media General Financial Services; and (ii) a broad peer group index prepared by Media General Financial Services consisting of companies classified under SIC Codes 349, 356 and 382 with market capitalization of less than $300 million. The peer group consists of Central Sprinkler Corporation, Duriron Inc., Flow International Corporation, Moore Products Company and New Brunswick Scientific. The comparison assumes an investment of $100 on May 31, 1989 in the Corporation's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.



                             [GRAPH APPEARS HERE]

                                             FISCAL YEAR
Company                   1990     1991     1992     1993     1994     1995
Autoclave Engineers Inc   100       80.57    82.54    79.76    94.62   142.66
Peer Group                100      101.01   111.91   108.82   100.50   151.50
Broad Market              100       99.83   106.28   127.19   139.48   152.66

                            REINCORPORATION MERGER

GENERAL

  The Board of Directors believes that the best interests of the Corporation and its shareholders would be served by changing the state of incorporation of the Corporation from Pennsylvania to California. This change would be accomplished through a merger transaction (the "Reincorporation Merger") pursuant to which the Corporation would be merged with and into Unit, as provided in a Plan of Merger (the "Plan of Merger"), a copy of which is included as Exhibit A hereto.

  The following discussion is a summary of the material features of the Reincorporation Merger and Plan of Merger and the general effect of the proposed reincorporation in California. The summary is not intended to be complete, and is qualified in its entirety by reference to the Restated Articles of Incorporation and Bylaws of Unit as the surviving corporation of the Reincorporation Merger, copies of which are included as Exhibits B and C hereto, respectively, and the Plan of Merger. Copies of the Articles of Incorporation and Bylaws of the Corporation as presently in effect are available for inspection at the headquarters of the Corporation, and will be sent to shareholders without cost upon request.

  The proposed reincorporation transaction involves the merger of the Corporation with and into Unit, which was incorporated in California in 1980. Unit has been a wholly-owned subsidiary of the Corporation since 1984 and is currently the Corporation's only operating entity. Unit will be the continuing and surviving corporation following the Reincorporation Merger. Upon consummation of the Reincorporation Merger, the Corporation will cease to exist and the shareholders of the Corporation will become shareholders of Unit on a share-for-share basis.

  As a result of the Reincorporation Merger, Unit will succeed to all of the properties and other assets of the Corporation and will assume and become responsible for all of the Corporation's liabilities and obligations. The Reincorporation Merger, and the reincorporation of the Corporation into California effected thereby, will not result in any change in the business operations, assets, liabilities, contractual relations or management of the Corporation. The directors who are elected at this annual meeting, the other current directors of the Corporation and the officers serving the Corporation on the effective date of the Reincorporation Merger will hold the same positions with Unit.

CAPITALIZATION OF UNIT; STOCK CERTIFICATES

  On the effective date of the Reincorporation Merger, each share of Common Stock of the Corporation will be converted automatically into one fully paid and nonassessable share of Common Stock of Unit (the "Unit Common Stock"). Following the Reincorporation Merger, holders of Unit Common Stock will be entitled to the rights, powers, privileges and limitations pertaining to the Unit Common Stock. See "Certain Significant Differences Between the California and Pennsylvania Charter Documents" and "Certain Significant Differences Between the Corporation Laws of California and Pennsylvania." The number of authorized shares of Common Stock of Unit will be the same as is authorized for the Corporation. Unlike the Corporation's charter, the Unit charter authorizes 2,000,000 shares of Preferred Stock, $.01 par value per share. No shares of Preferred Stock will be issued in connection with the Merger. See "Certain Significant Differences Between the California and Pennsylvania Charter Documents.".

  It is anticipated that the Unit Common Stock will continue to be listed on the Nasdaq National Market. The Company has applied to change the symbol under which its shares are traded and, effective as of the date of the Reincorporation Merger, its shares of Common Stock will be traded under the symbol "UNII." In addition, the delivery of existing stock certificates of the Corporation will constitute "good delivery" of shares of Unit in transactions subsequent to the Reincorporation Merger. Accordingly, SHAREHOLDERS OF THE CORPORATION NEED NOT EXCHANGE THEIR EXISTING STOCK CERTIFICATES FOR STOCK CERTIFICATES OF UNIT. However, any shareholder desiring replacement stock certificates representing shares of Unit may submit such holder's present stock certificates to the Corporation's transfer agent, Continental Stock Transfer & Trust Company, in order to obtain new certificates. The Reincorporation Merger will not affect the individual beneficial interests of the Corporation's shareholders in the Common Stock.

VOTE REQUIRED FOR REINCORPORATION AND BOARD OF DIRECTORS' RECOMMENDATION

  Approval of the Plan of Merger will require the affirmative vote of a majority of the votes cast by all shareholders entitled to vote in person or by proxy. The Board of Directors has unanimously adopted and approved the Plan of Merger and recommends a vote FOR approval of the Plan of Merger.

EFFECTIVE DATE

  In addition to receipt of the requisite shareholder approval of the Plan of Merger, the effectiveness of the Reincorporation Merger is conditioned upon the receipt of an opinion of tax counsel. See "Certain Federal Income Tax Consequences" below. It is presently anticipated that the Reincorporation Merger will be effected as soon after both of these conditions is satisfied as is practicable. However, the Boards of Directors of the Corporation and Unit may terminate the Plan of Merger for any reason prior to its effective date, either before or after shareholder approval.

PRINCIPAL REASONS FOR REINCORPORATION UNDER CALIFORNIA LAW

  The principal reason for reincorporating in California is that substantially all of the Corporation's operations, as well as its principal executive offices, are in California.

  The Corporation was organized under the laws of the State of Pennsylvania in 1958. Since the sale of the Autoclave Engineers Group in September 1995, the Corporation moved its principal executive offices to Unit's offices in Yorba Linda, California. Unit is currently the Corporation's only operating entity. While the decision to incorporate in a particular state does not depend solely on the location of a Corporation's headquarters, the Corporation believes that being incorporated in the state where its management is headquartered puts it in position to monitor and participate in legislative and executive branch actions and other governmental decisions affecting corporations in that state. This can be important as corporations are substantially affected by changes in the legal and financial environment in which they operate, and by the variety of legislative and other governmental actions which may be taken in response to such changes.

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

  Pursuant to the Plan of Merger and the Pennsylvania Business Corporation Law ("BCL"), holders of Common Stock will have dissenters rights in connection with the Merger under BCL Subchapter 15D ("Subchapter 15D"), and may object to the Plan of Merger and demand in writing that the Corporation pay them the fair value of their Common Stock.

  Failure by any dissenting shareholder to comply with any procedure required by Subchapter 15D may cause a termination of such shareholder's dissenters rights. The Corporation will not give any notice of the following requirements other than as described in this Proxy Statement and as required by the BCL. The right to exercise dissenters' rights under Subchapter 15D is the sole remedy of a holder of Common Stock with respect to the Reincorporation Merger, absent a showing of fraud or fundamental unfairness in connection with the Reincorporation Merger. Upon a showing of fraud or fundamental unfairness in connection with the Reincorporation Merger, a shareholder could seek an injunction against the consummation of the Reincorporation Merger.

  A holder of record of Common Stock may assert dissenters' rights as to fewer than all of the shares of Common Stock registered in such holder's name only if the holder dissents with respect to all of the Common Stock beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf the holder dissents. In that event, the holder's rights shall be determined as if the shares as to which the holder has dissented and the other shares were registered in the names of different holders. A beneficial owner of shares of Common Stock who is not also the record holder of such shares may assert dissenters rights with respect to shares held on such owner's behalf and shall be treated as a dissenting shareholder under the terms of Subchapter 15D if the beneficial owner submits to the Corporation, not later than the time of filing the Notice of

Intention to Dissent (as defined below), a written consent of the record holder. Such beneficial owner may not dissent with respect to less than all shares of Common Stock beneficially owned by such beneficial owner.

  Holders of Common Stock (or beneficial owners thereof as provided above) who follow the procedures of Subchapter 15D as outlined below will be entitled to receive from the Corporation the fair value of their shares of Common Stock immediately before the Effective Date, taking into account all relevant factors but excluding any appreciation or depreciation in anticipation of the effectuation of the Plan of Merger. Holders of Common Stock (or beneficial owners thereof) who elect to exercise their dissenters rights must comply with all of the following procedures to preserve those rights.

  Holders of Common Stock (or beneficial owners thereof) who wish to exercise dissenters rights must file a written notice of intention to demand the fair value of their shares of Common Stock if the Reincorporation Merger is effectuated (the "Notice of Intention to Dissent"). Such dissenters must file the Notice of Intention to Dissent with the Secretary of the Corporation prior to the vote by shareholders on the Plan of Merger; they must make no change in their beneficial ownership of Common Stock from the date of filing until the Effective Date; and they must refrain from voting their Common Stock for the approval and adoption of the Plan of Merger. The Notice of Intention to Dissent must be in addition to and separate from any proxy or vote against the Plan of Merger.

  If the Plan of Merger is approved and adopted by the required vote at the Annual Meeting, the Corporation will mail a notice (the "Notice of Approval") to all dissenters who filed a Notice of Intention to Dissent prior to the vote on the Plan of Merger and who refrained from voting for the approval and adoption of the Plan of Merger. The Corporation expects to mail the Notice of Approval promptly after effectuation of the Reincorporation Merger. The Notice of Approval will state where and when (the "Demand Deadline") a demand for payment must be sent and certificates for shares of Common Stock must be deposited in order to obtain payment; it will supply a form for demanding payment (the "Demand Form") which includes a request for certification of the date on which the holder, or the person on whose behalf the holder dissents, acquired beneficial ownership of the shares of Common Stock; and it will be accompanied by a copy of Subchapter 15D. Dissenters must ensure that the Demand Form and their certificates for shares of Common Stock are received by the Corporation on or before the Demand Deadline. All mailings to the Corporation are at the risk of the dissenter. However, the Corporation recommends that the Notice of Intention to Dissent, the Demand Form and the holder's share certificates be sent by certified mail.

  Any holder (or beneficial owner) of Common Stock who fails to file a Notice of Intention to Dissent, fails to complete and return the Demand Form, or fails to deposit share certificates with the Company, each within the time periods provided above, will lose the holder's (or beneficial owner's) dissenters rights under Subchapter 15D. A dissenter will retain all rights of a shareholder, or beneficial owner, as the case may be, until those rights are modified by effectuation of the Plan of Merger.

  Upon timely receipt of the completed Demand Form, the Corporation is required by the BCL either to remit to dissenters who have returned the Notice of Intention to Dissent and the completed Demand Form and have deposited their certificates, the amount the Corporation estimates to be the fair value for their shares or to give written notice that no such remittance will be made. The Corporation does not intend to make payment of any part of the amounts payable to dissenters until the fair value of the Common Stock affected by the Reincorporation Merger has been finally determined. The remittance or notice will be accompanied by:

  (1) the closing balance sheet and statement of income of the Corporation for the fiscal year ended May 31, 1995, together with the latest available interim financial statement;

  (2) a statement of the Corporation's estimate of the fair value of the Common Stock (the "Corporation's Estimate"); and

  (3) a notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter 15D.

  If the Corporation does not remit the amount of its estimate of fair value of the Common Stock, it will return any certificates that have been deposited, and may make a notation on any such certificates that a demand for payment in accordance with Subchapter 15D has been made. If shares carrying such notation are thereafter transferred, each new certificate issued therefor may bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares will not acquire by such transfer any rights in the Corporation other than those which the original dissenter had after making demand for payment of their fair value.

  After the Corporation gives notice of the Corporation's Estimate, without remitting that amount, and if the dissenter believes that the Corporation's Estimate is less than the fair value of the shares, the dissenter may send to the Corporation the dissenter's own estimate (the "Holder's Estimate") of the fair value of the shares as contemplated by BCL ((S)) 1578, which will be deemed a demand for payment of the amount of the Holder's Estimate. If a dissenter does not file a Holder's Estimate within 30 days after the mailing by the Corporation of its remittance or notice, the dissenter will be entitled to no more than the Corporation's Estimate.

  If, within 60 days after the Effective Date or after the timely receipt by the Corporation of any Holder's Estimate, whichever is later, any demands for payment remain unsettled, the Corporation may file in court an application for relief requesting that the fair value of the Common Stock be determined by the court. There is no assurance that the Corporation will file such an application. All dissenters, wherever residing, whose demands have not been settled will be made parties to any such appraisal proceeding. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. Each dissenter who is made a party will be entitled to recover the amount by which the fair value of the dissenter's Common Stock is found to exceed the amount, if any, previously remitted, plus interest. Interest shall be payable from the Effective Date until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the Corporation on its principal line of credit. If the Corporation fails to file an application for relief, any dissenter who has made a demand and who has not already settled the dissenter's claim against the Corporation may do so in the name of the Corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the Corporation's Estimate and no more, and may bring an action to recover any amount thereof not previously remitted.

  The costs and expenses of such court proceedings, including the reasonable compensation and expenses of the appraiser appointed by the court, will be determined by the court and assessed against the Corporation, except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action is demanding supplemental payment the court finds to be dilatory or in bad faith. Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the Corporation, and in favor of any or all dissenters, if the Corporation fails to comply substantially with the requirements of Subchapter 15D. Such fees and expenses may be assessed against either the Corporation or a dissenter, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory manner. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the Corporation, it may award such counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

  Under the BCL, a shareholder of the Corporation has no right to obtain, in the absence of fraud or fundamental unfairness, an injunction against the Reincorporation Merger, nor any right to valuation and payment of the fair value of the holder's shares because of the Reincorporation Merger, except to the extent provided by the dissenters rights provisions of Subchapter 15D. The BCL also provides the absent fraud or fundamental unfairness, the rights and remedies provided by Subchapter 15D are exclusive.

  The foregoing description of the rights of dissenters under Subchapter 15D is qualified in its entirety by the provisions of Subchapter 15D.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Board of Directors of the Corporation and of Unit each have conditioned the effectiveness of the Reincorporation Merger on the receipt of an opinion of tax counsel satisfactory to the Corporation, to the effect that, on the basis of facts and assumptions set forth in such opinion, for federal income tax purposes:

  1. No gain or loss will be recognized by the Corporation, Unit or shareholders of the Corporation by reason of the effectiveness of the Reincorporation Merger;

  2. Each shareholder's tax basis in the Unit Common Stock into which such holder's Common Stock is converted will be the same as the tax basis of the Common Stock held by the shareholder immediately prior to the consummation of the Reincorporation Merger; and

  3. A shareholder who holds Common Stock as a capital asset will include in such holder's holding period for the Unit Common Stock the period during which the shareholder held the Common Stock converted into such Common Stock of Unit.

  No information is provided herein as to the state, local or foreign tax consequences of the Reincorporation Merger. The federal income tax discussion set forth above is for general information only. Each shareholder is urged to consult such holder's own tax advisor as to these and any other tax consequences of the Reincorporation Merger.

CERTAIN SIGNIFICANT DIFFERENCES BETWEEN THE CALIFORNIA AND PENNSYLVANIA CHARTER DOCUMENTS

  The rights of the Corporation's shareholders after the Reincorporation Merger will be governed by the terms and provisions of the Articles of Incorporation and Bylaws of Unit (jointly sometimes referred to as the "California Charter Documents") and by the California General Corporation Law, and related statutes and regulations (collectively, "California Law"). The California Charter Documents, considered together, are generally the equivalent of the current Articles of Incorporation and Bylaws of the Corporation (jointly sometimes referred to as the "Pennsylvania Charter Documents"), except as described herein. In addition, the Pennsylvania Charter Documents and the California Documents differ to the extent necessary to conform to their respective state corporate statutes.

  A general summary of the more significant differences in the Charter Documents is given in the next two subsections. Further discussion of various provisions of the Articles of Incorporation and Bylaws is included as part of the comparison of California Law and the Pennsylvania General Corporation Law, and related statutes and regulations (collectively, "Pennsylvania Law"), under "Certain Significant Differences in the Corporation Laws of California and Pennsylvania" below, as is a discussion of the significant changes in the rights of the shareholders occurring by virtue of the application of California Law.

  Articles of Incorporation of Unit. The Articles of Incorporation filed by Unit with the Secretary of State of California are largely the same as the Corporation's Articles of Incorporation, except as described below.

  Preferred Stock--The Corporation's Articles of Incorporation do not presently include a class of Preferred Stock. Article Five of Unit's Articles of Incorporation provides for the issuance of up to 2,000,000 shares of Preferred Stock which may be issued upon authority of the Board of Directors.

  Under Unit's Articles of Incorporation, the Board can authorize the issuance, at any time or from time to time, of one or more series of Preferred Stock without further stockholder approval. In addition, the Board will determine all designations, preferences and limitations of such stock, including but not limited to, the designation of series and numbers of shares; the dividend rights if any; the redemption provisions, if any; the rights upon liquidation, dissolution or winding up of the Corporation, if any; the conversion or exchange rights, if any; the sinking fund provisions, if any; the voting rights, if any, provided that the holders of shares of Preferred Stock will not be entitled to more than one vote per share when voting as a class with the holders of shares of Common Stock; and the other preferences, powers, qualifications, special or relative rights and privileges and limitations or restrictions of such preferences or rights, if any. No holders of shares of the capital stock of Unit have any preemptive rights to acquire any securities of Unit.

  The Board and management of the Corporation believe that the authorization to issue Preferred Stock provides flexibility for potential future financing needs. While the Board has not determined to proceed with any financing, the Board and management believe the Corporation should have the flexibility to issue preferred stock, along with its existing ability to issue debt and additional shares of Common Stock.

  The Corporation also could issue Preferred Stock for other corporate purposes, such as to implement equity alliances or to make acquisitions, although no issuances for such purposes are presently contemplated. If the Reincorporation Merger is approved, the Board will be able to specify the precise characteristics of the Preferred Stock to be issued, depending on then current market conditions and the nature of specific transactions.

  Even though voting rights of Preferred Stock are limited as described above, the issuance of Preferred Stock could be used to discourage attempts to acquire control of the Corporation. Neither the Board nor management is considering the use of Preferred Stock for such purposes and they are not aware of any present effort to accumulate the Corporation's securities for the purpose of gaining control of the Corporation. The Board and management represent that they will not issue, without prior stockholder approval, Preferred Stock for an anti- takeover purpose, including without limitation, to implement any stockholders' rights plan or with features intended to make an attempted acquisition of the Corporation more difficult or costly. No Preferred Stock will be issued to any individual or group for the purpose of creating a block of voting power to support management on a controversial issue. The Board and management believe that the authorization of Preferred Stock is in the best interest of the stockholders and the Corporation.

  Cumulative Voting--The Articles of Incorporation of Unit expressly disallow cumulative voting in the election of directors. California law provides shareholders the right of cumulative voting in the election of directors upon timely notice of the intention to do so. A corporation may elect not to have cumulative voting by amending its bylaws or articles of incorporation if it is a Listed Corporation (as defined herein). Currently, pursuant to the Corporation's Bylaws, shareholders may cumulate their votes for directors. See "Certain Significant Differences Between the Corporation Laws of California and Pennsylvania--Cumulative Voting" below.

  Indemnification--The Articles of Incorporation of Unit expressly eliminates the monetary liability of directors and authorizes Unit to indemnify directors and officers of Unit to the fullest extent permissible under California law. Directors and officers of the Corporation are entitled to indemnification to the fullest extent permissible under Pennsylvania law pursuant to the Corporation's Bylaws. See "Certain Significant Differences Between the Corporation Laws of California and Pennsylvania--Provisions Concerning Director Liability Matters" below. While the Corporation has provided for indemnification of its directors, the Corporation has not eliminated the liability to shareholders of its directors as provided in Unit's Articles of Incorporation.

  Board of Directors--The size of the board of directors of Unit is set forth as a range in Unit's Articles of Incorporation. In order to change this range a shareholder vote is required. The Corporation's Articles are silent on this matter, consequently the Corporation's board has full discretion as to the size of the board of directors.

  Action by Written Consent--Unit's Articles of Incorporation state that action by written consent of shareholders must be unanimous. The California Corporation Law allows shareholders to take action by less than unanimous written consent, subject to certain limitations and requirements, unless stated otherwise in the Articles of Incorporation except in respect to the election of directors. Unit has opted to continue requiring a unanimous written vote in lieu of a meeting consistent with the Pennsylvania Corporation Law.

  Bylaws of Unit. The Bylaws of Unit are the substantial equivalent of the present Bylaws of the Corporation although certain changes have been made to conform to the provisions of California Law, certain of which are described below.

  Record Date--Unit's Bylaws authorize the setting of a record date not more than 60 or less than 10 days prior to the date of a shareholders' meeting or prior to any other action. The notice of a shareholders' meeting must be given not more than 60 or less than 10 days before the date of the meeting. The Bylaws of the Corporation only require that a record date be not more than 50 days nor less than 10 days prior to the date of the meeting or the taking of any other action. Notice of a meeting of the shareholders of the Corporation must be given not less than 10 days prior to the meeting date.

  Special Meetings--The Bylaws of Unit also contain a provision authorizing a special meeting of shareholders of Unit to be called by the holders of shares of not less than 10% of the votes at such meeting. A similar provision contained in the Bylaws of the Corporation requires a minimum of 20% of the shareholders to call a special meeting.

  Adjournment--The Bylaws of the Corporation provide that shareholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of shareholders sufficient to have a quorum. Where a quorum has been withdrawn, under Unit's Bylaws an action can be taken provided the action is approved by a majority of shares required to constitute a quorum.

CERTAIN SIGNIFICANT DIFFERENCES BETWEEN THE CORPORATION LAWS OF CALIFORNIA AND PENNSYLVANIA

  The California Law and the Pennsylvania Law differ in many respects, and consequently it is not practical to summarize all such differences. The following is a summary of certain significant differences which may affect the rights and interests of shareholders. The summary is qualified in its entirety by reference to the provisions of California Law and Pennsylvania Law. One of the most significant differences is that the Pennsylvania Law authorizes a corporation in its original articles, or in an amendment to the articles approved by its shareholders, to override most provisions of the Pennsylvania Law.

  Unit expects that at the time of the Reincorporation Merger it will be a "Listed Corporation" under the California Law and the following discussion reflects that assumption. A corporation may qualify as a "Listed Corporation" generally if it is listed on the New York or American Stock Exchange or has outstanding securities designated for trading on the National Association of Securities Dealers Automated Quotation System and has at least 800 holders of its equity securities as of the record date of the Corporation's most recent annual meeting of shareholders.

  Classified Board. A classified board is one for which a certain number, but not all, of the directors are elected on a rotating basis each year. The Corporation's Bylaws currently mandate a classified board. The California Law allows a corporation to have a classified board only if it is a Listed Corporation. If Unit wished to retain a classified board consisting of three classes, California Law requires a minimum of nine directors. Unit does not intend to retain a classified board following the Reincorporation Merger.

  Change in Number of Directors. Under the California Law, a change in the number of directors must be approved by a majority of the outstanding shares, although the board of directors may fix the exact number of directors within a range set forth in either the corporation's articles of incorporation or bylaws, if the range has been approved by the shareholders. The Corporation, under the Pennsylvania Law, sets the number of directors in the manner provided in the bylaws, which requires only an action by the Board of Directors.

  Calling of Special Shareholder Meetings. The Bylaws of Unit provide, in accordance with California Law, that a special meeting of the shareholders may be called by (i) the Board of Directors, (ii) the Chairman of the Board, (iii) the President, or (iv) the holders of such number of shares entitled to cast not less than 10% of the votes of such meeting. Under Pennsylvania Law, a special meeting of the shareholders may be called by (a) the Board, or (b) such officers or other persons provided in the bylaws. The Bylaws of the Corporation provide, however, that a special meeting of the shareholders may also be called by the holders entitled to cast not less than 20% of the votes at any such meeting. Accordingly, fewer of Unit's shareholders will need to take action to call meetings following the Reincorporation Merger.

  Cumulative Voting. Generally under California Law cumulative voting in the election of directors is mandatory. If any shareholder has given timely notice of his intention to cumulate votes for the election of directors, any other shareholder of a corporation is also entitled to cumulate votes at such election. However, a corporation which is a Listed Corporation may by provision in its articles or bylaws eliminate cumulative voting. Unit does not intend to retain cumulative voting. The Corporation has a provision in its Bylaws providing for cumulative voting without further action by any shareholder.

  Loans to Officers and Employees. Under California Law, any loan to or guaranty for the benefit of a director or officer of a corporation requires approval of holders of a majority of the outstanding shares of the corporation. However, the board of any corporation with 100 or more shareholders of record and a bylaw provision approved by the outstanding shares authorizing the board of directors alone to approve loans to or guarantees to an officer, may approve such a loan or guaranty by a vote sufficient without the vote of any interested director, if it determines that any such loan or guaranty may reasonably be expected to benefit the corporation. Unit's Bylaws do not authorize the Board to permit such loans or guarantees. Pennsylvania Law expressly permits loans, guarantees of obligations or similar undertakings by a corporation to its directors, officers or employees without shareholder approval.

  Fundamental Transactions. Both California Law and Pennsylvania Law generally require a shareholder vote (except as indicated below) of both the acquiring and acquired corporation to approve mergers and of the selling corporation for the sale by a corporation of all or substantially all of its assets. With certain exceptions, the California Law also requires that a merger or reorganization and certain sales of assets or similar transactions be approved by a majority vote of each class of shares outstanding and entitled to vote. By contrast, Pennsylvania Law generally does not require such class voting, except as described in "Amendments to Articles of Incorporation" below and in the next succeeding paragraph.

  Unless the articles of incorporation require a greater vote, Pennsylvania Law requires approval by the holders of a majority of the votes cast by the holders entitled to vote with respect to fundamental transactions. Shareholder approval is not required under the Pennsylvania Law in the case of (i) "short-form" mergers, which are mergers of an 80%-owned subsidiary and a parent corporation, or (ii) a merger which does not alter the status of the corporation as a domestic business corporation and the articles and outstanding shares of the corporation are unaffected except for certain amendments to the articles that the board is permitted to make. The Articles of Incorporation of the Corporation contain no provisions altering Pennsylvania statutes with respect to shareholder voting or merger transactions.

  Under the Pennsylvania Law, an amendment to the articles or plan of reclassification, merger, consolidation, exchange, asset transfer, division or conversion that provides mandatory special treatment for the shares of a class held by particular shareholders or groups of shareholders within a class of securities must be approved by each group of the holders of any outstanding shares of a class who are to receive the same special treatment under the amendment or plan, voting as a special class in respect to the plan, regardless of any limitations states in the articles or bylaws on the voting rights of any class. At the option of the corporation's board of directors, the approval of such special treatment by any such affected group may be omitted, but in such event the holders of any outstanding shares of the special class so denied voting rights are entitled to dissenters' rights.

  California law requires that holders of nonredeemable common stock receive nonredeemable common stock in a merger of a corporation with the holder of more than 50% but less than 90% of such common stock or its affiliate unless all of the holders of such common stock consent to the transaction. This provision of California law may have the effect of making a "cashout" merger by a majority shareholder more difficult to accomplish.

  California law also provides that, except in certain circumstances, when a tender offer or a proposal for a reorganization or for a sale of assets is made by an interested party (generally a controlling or managing party of the target corporation), an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders must be delivered to the shareholders. This fairness opinion requirement does not apply to a corporation which does not have shares held of record by at least 100 persons or to a transaction which has been qualified under California state securities laws. Furthermore, if a tender of shares or vote is sought pursuant to an interested party's proposal and a later proposal is made by another party at least ten days prior to the date of acceptance of the interested party proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw any tendered shares.

  Amendments to Articles of Incorporation. Generally under California Law and Pennsylvania Law, amendments to the articles of a corporation must be approved by the board of directors and by the holders of a majority of the outstanding shares. Under California Law, a proposed amendment generally must be approved by the outstanding shares of a class if the amendment would (i) increase or decrease the aggregate number of authorized shares of such class, (ii) effect an exchange, reclassification or cancellation of all or part of the shares of such class, other than a stock split, (iii) effect an exchange of all or part of the shares of another class into the shares of such class, (iv) change the rights, preferences, privileges or restrictions of the shares of such class,
(v) create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares of any class having rights, preferences or privileges prior to the shares of such class, or (vi) cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid.

  Pennsylvania Law requires approval of a class only if the amendment would
(i) authorize the board to fix the relative rights and preferences of any special class, (ii) make any change in the preferences, limitations or special rights of the shares of a class adverse to the class, (iii) authorize a new class having a preference as to dividends or assets senior to the class, or
(iv) increase the number of authorized shares of any class or series having a preference as to dividends or assets which is senior to the class.

  Amendments to Bylaws. Under California Law, bylaws may be amended either by approval of a majority of the outstanding shares or by the approval of the board, except with respect to amending a bylaw fixing the number of directors or the maximum and minimum number of directors, which must be approved by a majority of the outstanding shares. Pennsylvania Law provides that the bylaws of a corporation may expressly vest in the directors the power to amend the bylaws, subject to the power of the shareholders to change such action, except that certain matters are committed expressly to the shareholders unless otherwise provided for in the articles. The notice of any meeting of shareholders to consider amending the bylaws must provide in the notice of such meeting that purpose of such meeting is to consider such action. The Bylaws of Unit provide that its Bylaws may be amended by vote of the shareholders or by approval of the board, except with respect to the authorized number of directors which is committed expressly to the shareholders. See "Certain Significant Differences between the California Charter Documents and Pennsylvania Charter Documents--Articles of Incorporation" above.

  Inspection of Shareholder Lists. California Law provides for an absolute right of inspection of the shareholders' list for any shareholder holding 5% or more of a corporation's outstanding voting shares or any shareholder holding 1% or more of a corporation's outstanding voting shares who has filed a Schedule 14B with the Securities and Exchange Commission relating to the solicitation of proxies for the election of directors. California Law also provides any shareholder a right of inspection of shareholder lists for any purpose reasonably related to such holder's interest as a shareholder. Pennsylvania Law only provides a right of inspection of the shareholder list when the holder has a purpose reasonably related to such holder's interest as a shareholder.

  Dissenters' Rights. Under California Law, a dissenting shareholder of a corporation participating in certain transactions may, under varying circumstances, receive cash in the amount of the fair value of such holder's shares (as determined by a court), in lieu of the consideration the holder would otherwise have received in any such transaction. Shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have such dissenters' rights unless the holders of at least five percent of the class of outstanding shares claim the right or the corporation or any law restricts the transfer of such shares. Dissenters' rights are unavailable, however, if the shareholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity and if the shares of the surviving corporation have the same rights, preferences, privileges and restrictions as the shares of the disappearing corporation that are surrendered in the exchange. California Law also affords dissenters' rights for certain sale of asset transactions.

  Pennsylvania Law generally provides that dissenters' rights entitling the holder to obtain payment of the fair value of such holder's shares are available to a holder of shares of a Pennsylvania corporation in certain transactions except (i) if such shares are listed on a national securities exchange, (ii) if such shares are held of record by more than 2,000 shareholders, and (iii) with respect to the adoption of a plan of asset transfer.

  Dividends. California Law provides that a corporation may not make any distribution (including dividends, whether in cash or property, and repurchases or redemption of its shares for cash or property) unless (i) the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution, or (ii) immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits) and the corporation's current assets would be at least equal to its current liabilities (or 1 1/4 times its current liabilities if the average pre-tax and pre-interest earnings for the preceding two fiscal years were less than the average interest expenses for such years). Such tests are applied to California corporations on a consolidated basis. In addition, California Law provides that a corporation may not make any such distribution if as a result the excess of the corporation's assets over its liabilities would be less than the liquidation preference of all shares having a preference on liquidation over the class or series to which the distribution is made.

  Pennsylvania Law generally provides that a Pennsylvania corporation may not make distributions if, unless the articles provide otherwise, after giving effect thereto, (i) the corporation would be unable to pay its debts as they become due in the usual course of business or (ii) the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

  Voting by Ballot. California law provides that the election of directors need not be by ballot unless a shareholder so demands or unless required by the bylaws of the corporation. Under Pennsylvania Law, unless otherwise restricted in the bylaws, elections of directors need not be by ballot unless required by vote of the shareholders before the voting begins.

  Provisions Concerning Director Liability Matters. Both California Law and Pennsylvania Law contain provisions relating to director liability matters, which are reviewed below as they relate to standard of care, monetary liability and indemnification.

  The standard of care required of a director of a California corporation is that such director must perform his or her duties in good faith, in a manner such director believes to be in the best interests of the corporation and its shareholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. This is substantially similar to the counterpart provision in the Pennsylvania Law which requires that the director perform his or her duties in good faith, in a manner reasonably believed to be in the best interests of the corporation, and with such care, including inquiry, skills and diligence, as a person of ordinary prudence would use in similar circumstances.

  Both California Law and Pennsylvania Law explicitly permit a director to rely, subject to applicable standards, on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by certain other persons. These persons include certain corporation officers and employees, legal counsel, accountants and committees of the board as to matters within its designated authority.

  Directors of Pennsylvania corporations also are explicitly permitted by Pennsylvania Law to consider the effects of corporate actions on certain specified constituencies in determining what is in the best interests of the corporation. These constituencies include employees, the communities in which the corporation has offices, and suppliers and customers. There is no counterpart provision in California Law.

  Limitation of director monetary liability for breach of fiduciary duty is permitted by California Law and Pennsylvania Law. Under California Law, to be operative such provision must be in a corporation's articles. California law does not permit the elimination of monetary liability where such liability is based on: (a) intentional misconduct or knowing and culpable violation of law;
(b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (c) receipt of an improper personal benefit; (d) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (f) interested transactions between the corporation and a director in which a director has a material financial interest; and (g) liability for improper distributions, loans or guarantees. The provision contained in Unit's Articles eliminates liability of directors for monetary damages to the fullest extent permitted under the California Law. Under the Pennsylvania Law, such a provision may be in the bylaws if approved by a vote of the shareholders. The Corporation's Bylaws contain no such provision. California Law contains more exceptions to the limitation on personal liability for monetary damages than does Pennsylvania Law.

  Concerning indemnification, California Law and Pennsylvania Law are generally similar regarding the range of circumstances under which corporations are permitted to indemnify directors, officers and others. A key provision in both California Law and Pennsylvania Law allows a corporation to include in its bylaws, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that otherwise provided by law.

  California law permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions (a) no indemnification may be made without court approval when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine, and (b) no indemnification may be made without court approval in respect of amounts paid or expenses incurred in settling or otherwise disposing of a threatened or pending action or amounts incurred in defending a pending action which is settled or otherwise disposed of without court approval.

  Under Pennsylvania Law indemnification may not be made where the acts or omissions are determined by a court to have constituted willful misconduct or recklessness. California Law generally precludes indemnification in more circumstances than does Pennsylvania Law.

  Dissolution. Under California law, shareholders holding 50% or more of the total voting power may authorize a corporation's dissolution with or without the approval of the corporation's board of directors, and this right may not be modified by the articles of incorporation. Under Pennsylvania law, dissolution is commenced by a resolution of the corporation's board of directors which must be approved by a majority of the votes cast by all shareholders entitled to vote thereon. If the resolution so provides, the board of directors may abandon dissolution prior to filing the articles of dissolution, notwithstanding the shareholders' adoption of the resolution.

  For the reasons set forth above, the Board of Directors has unanimously adopted and approved the Plan of Merger and recommends a vote FOR approval of the Plan of Merger.

                       APPROVAL OF SELECTION OF AUDITORS

  The Board of Directors has selected the firm of Price Waterhouse LLP, independent certified public accountants, to serve as auditors of the Corporation for the fiscal year ending May 31, 1996. It is expected that a member of the firm will be present at the Annual Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

  The Board of Directors recommends a vote FOR approval of this selection.

                             SHAREHOLDER PROPOSALS

  Proposals of shareholders intended for inclusion in the Proxy Statement to be mailed to all shareholders entitled to vote at the next annual meeting of shareholders of the Corporation must be received at the Corporation's principal executive offices not later than April 30, 1996. In order to eliminate any potential controversy as to the date on which a proposal was received by the Corporation, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested.

                           EXPENSES AND SOLICITATION

  The cost of solicitation of proxies will be borne by the Corporation, and in addition to soliciting shareholders by mail through its regular employees, the Corporation may request banks and brokers to solicit their customers who have stock of the Corporation registered in the name of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Corporation may also be made of some shareholders in person or by mail, telephone or facsimile, following the original solicitation.

PROXY
                           AUTOCLAVE ENGINEERS, INC.
                            22600 SAVI RANCH PARKWAY
                             YORBA LINDA, CA 92687
  THIS PROXY IS SOLICITED ON BEHALF OF THE AUTOCLAVE ENGINEERS, INC. BOARD OF
                                   DIRECTORS

 The undersigned appoints Michael J. Doyle, James C. Levinson and A. Wade Blackman, Jr., and each of them, as proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes each of them, separately, to represent and to vote, as designated below, all the shares of Common Stock of Autoclave Engineers, Inc. held of record by the undersigned on September 22, 1995 or with respect to which the undersigned is otherwise entitled to vote or act, at the Annual Meeting of Shareholders to be held on November 10, 1995 or any adjournment thereof, upon matters set forth in the Notice of Annual Meeting dated October 6, 1995, a copy of which has been received by the undersigned.

1. ELECTION OF DIRECTORS: For the election of James C. Levinson and A. Wade Blackman, Jr.

   [_] FOR ALL    [_] WITHHOLD AUTHORITY FOR ALL    [_] WITHHOLD AUTHORITY AS
                                                                 MARKED BELOW

   --------------------------------------------------------------------------
   (INSTRUCTION: To withhold authority to vote for any individual, write that person's name on the space provided above)

2. To consider and act upon a proposal to change the Corporation's state of incorporation from Pennsylvania to California pursuant to a Plan of Merger which provides that the Corporation will be merged into its wholly-owned subsidiary, Unit Instruments, Inc.

                    FOR [_]     AGAINST [_]     ABSTAIN [_]

3. To consider and act upon a proposal to ratify the selection of the firm of Price Waterhouse LLP as auditors of the Corporation for the fiscal year ending May 31, 1996.
                    FOR [_]     AGAINST [_]     ABSTAIN [_]

                     (to be signed and dated on other side)

                          (Continued from other side)
4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, upon matters incident to the conduct of the meeting and upon the election of substituted nominees for Director designated by the Board of Directors if one or more of the persons named in Proposal 1 above is unable to serve as a Director.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE PROPOSALS IN ITEMS 2 AND 3, AND AUTHORITY WILL BE DEEMED GRANTED UNDER PROPOSAL 4.

                                                Dated: _________________ , 1995


                                                -------------------------------
                                                           Signature

                                                -------------------------------
                                                   Signature if held jointly

                                                Please sign exactly as the
                                                name appears hereon. When
                                                shares are held by joint
                                                tenants, both should sign.
                                                When signing as attorney,
                                                executor, administrator,
                                                trustee or guardian, please
                                                give full title as such. If a
                                                corporation, please sign in
                                                full corporate name by
                                                President or other authorized
                                                officer. If a partnership,
                                                please sign in partnership
                                                name by authorized person.

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.